EXHIBIT 3.1

AMENDMENT NUMBER 4 TO CELLCO PARTNERSHIP

AMENDED AND

RESTATED PARTNERSHIP AGREEMENT

This Amendment dated as of July 16, 2010 (the “Amendment”), by and among Bell Atlantic Mobile Systems, Inc., GTE Wireless Incorporated, PCS Nucleus, L.P. and JV Partnerco, LLC.

WITNESSETH:

WHEREAS, the undersigned constitute all of the current parties to that certain Cellco Partnership Amended and Restated Partnership Agreement dated as of April 3, 2000 by and among the members of the Bell Atlantic Group and the members of the Vodafone Group (as further amended as of July 10, 2000, July 24, 2003 and February 26, 2004, the “Partnership Agreement”), it being the case that prior to the date hereof (i) GTE Wireless Incorporated, a member of the Bell Atlantic Group, became successor to Partnership Interests formerly held by GTE Consumer Services Incorporated and GTE Wireless of Ohio Incorporated, both members of the Bell Atlantic Group, and (ii) Bell Atlantic Mobile Systems, Inc., a member of the Bell Atlantic Group, became successor to Partnership Interests formerly held by PCSCO Partnership, Bell Atlantic Cellular Holdings, L.P. and NYNEX PCS Inc., all members of the Bell Atlantic Group; and

WHEREAS, the undersigned desire to amend the Partnership Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto do hereby agree as follows (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Partnership Agreement):

1.	Amendment to the Partnership Agreement.

Effective immediately upon the conclusion of the July 29, 2010 meeting of the Board of Representatives, Section 3.3 (a) of the Partnership Agreement is hereby amended and restated to read in its entirety as follows:

“Section 3.3    Composition of Board of Representatives.

(a)    General. The Board of Representatives shall consist of seven (7) Representatives. Except as provided in the next sentence, a majority of the Partnership Interests then held by Partners shall elect Representatives. Notwithstanding the foregoing, however, (i) for so long as Vodafone holds, directly or through one or more Included Affiliates, a Partnership Interest of at least 20%, the Vodafone Designated Partner shall have the right to designate three (3) Representatives (unless the Bell Atlantic Group shall have ceased to hold the Partnership Interest described in clause (iii) below in which case the first sentence of this paragraph shall apply), (ii) for so long as the Bell Atlantic Group holds, directly or through one or more Included Affiliates, a Partnership Interest of at least 20%, the Bell Atlantic Designated Partner shall have the right to designate four (4) Representatives (subject to the following clause (iii)), and (iii) if Vodafone ceases to hold, directly or through one or more Included Affiliates, a Partnership Interest of at least 20%, for so long as the Bell Atlantic Group holds, directly or through one or more Included Affiliates, a Partnership Interest of at least 20%, the Bell Atlantic Designated Partner shall have the right to designate seven (7) Representatives. Other than as set forth in Section 4.1, whenever any Company action is to be taken by a vote of the Board of Representatives, it shall be authorized upon receiving the affirmative vote of a majority of the Representatives (or Alternates) present and voting at a duly constituted meeting of the Board of Representatives at which a quorum is present. Each Representative (or his/her Alternate) present at a duly constituted meeting of the Board of Representatives at which a quorum is present shall be entitled to cast one vote.”

2.	Miscellaneous.

(a)	One Bell Atlantic Representative shall resign effective as of the conclusion of the July 29, 2010 meeting of the Board of Representatives. One,Vodafone Representative shall resign effective as of the conclusion of the July 29, 2010 meeting of the Board of Representatives.

(b)	The laws of the State of Delaware shall govern the validity, interpretation, construction, performance, and enforcement of this Agreement, excluding the choice of laws provisions of the State of Delaware.

(c)	Except as modified herein, all other terms and provisions of the Partnership Agreement (including the Schedules thereto) are unchanged and remain in full force and effect.

(d)	This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement shall become effective when each party to this Agreement shall have received a counterpart hereof signed by the other party to this Agreement.

(e)	This Amendment shall be binding upon any permitted assignee, transferee, successor or assign to any of the parties hereto.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their duly authorized representatives as of the date first written above.

BELL ATLANTIC MOBILE SYSTEMS, INC.

By: /s/ Janet M. Garrity

Name: Janet M. Garrity

Title: Vice President

PCS NUCLEUS, L.P.

By: /s/ Chris Ewing

Name: Chris Ewing

Title: CFO & Treasurer

JV PARTNERCO, LLC

By: /s/ Chris Ewing

Name: Chris Ewing

Title: CFO & Treasurer

GTE WIRELESS INCORPORATED

By: /s/ Janet M. Garrity

Name: Janet M. Garrity

Title: Vice President